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                                                                      EXHIBIT 11


                        DIGITAL GENERATION SYSTEMS, INC.
                STATEMENTS OF COMPUTATION OF WEIGHTED AVERAGE AND
                     PRO FORMA COMMON SHARES AND EQUIVALENTS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                             THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                                 JUNE 30,                    JUNE 30,
                                                                        -----------------------       ------------------------
                                                                          1997           1996           1997           1996
                                                                        ---------      --------       ---------      ---------
                                                                               (Unaudited)                  (Unaudited)
Net loss                                                                $ (3,201)      $ (2,087)      $ (6,497)      $ (4,475)
                                                                        ========       ========       ========       ========


Weighted average common shares outstanding                                11,733         11,482         11,710          7,169
Weighted average common equivalent shares:
     Weighted average preferred stock outstanding                                                                       3,637
Adjustments to reflect requirements of the Securities and Exchange
  Commission's Staff Accounting Bulletin No. 83:
     Common stock issuances                                                                                                98
     Convertible preferred stock issuances                                                                                291
     Preferred stock warrants                                                                                              10
     Common stock option grants                                                                                           374
                                                                        --------       --------       --------       --------

Total weighted average common shares and equivalents                      11,733         11,482         11,710
                                                                        ========       ========       ========

Pro forma total weighted average common shares and equivalents                                                         11,579
                                                                                                                     ========


Net loss per share                                                      $  (0.27)      $  (0.18)      $  (0.55)
                                                                        ========       ========       ========

Pro forma net loss per share                                                                                         $  (0.39)
                                                                                                                     ========
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